Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Intermec, Inc.
Everett, Washington

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-15426, 333-39005 and 333-39007) and Form S-8 POS (No. 333-39003, 333-79557, 333-121141, 333-91956 and 333-67610) of Intermec Inc. of our report dated July 15, 2010 (except for certain changes to the classification of net revenues, cost of revenues, redeemable convertible preferred stock and notes 9 and 10 as to which the date is May 13, 2011) relating to the December 31, 2009 consolidated financial statements of Vocollect, Inc. which appear in this Form 8-K/A.

/s/ Urish Popeck, & Co., LLC
Urish Popeck & Co., LLC
Pittsburgh, Pennsylvania

May 13, 2011